Exhibit 99.1
Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE
Investor Relations Contact:	Media Contact:
Bryan Berndt	Pamela Blum
Treasurer	Director of Corporate Communications
212-658-5817	212-658-5884
bryan.berndt@bowne.com	pamela.blum@bowne.com
FOR IMMEDIATE RELEASE
BOWNE & CO. REPORTS SECOND QUARTER 2009 RESULTS
Generates Segment Profit of $19 Million, Segment Profit Margin Improves for Third Consecutive Quarter
NEW YORK, August 4, 2009— Bowne & Co., Inc. (NYSE: BNE), a global leader in shareholder and marketing communications services, today announced second quarter and year-to-date operating results.
Revenue was $189 million in the second quarter of 2009 compared to $237 million in the second quarter of 2008, a decline of $48 million, or 20%.  In the second quarter of 2009, the Company generated gross profit of $61.2 million, with a 32.4% gross margin contribution, compared to $86.9 million and a 36.7% gross margin contribution in the prior year period. Segment profit and segment profit margin were $18.8 million and 10%, respectively, in the second quarter of 2009, compared to $30.1 million and 12.7%, respectively, in the second quarter of 2008. Loss from continuing operations was ($3.7) million, or ($0.13) per diluted share, compared to income of $1.6 million, or $0.05 per diluted share, in the second quarter of 2008.
For the six months ended June 30, 2009, revenue was $358.1 million, down 20% from $445.8 million reported for the first six months of 2008. In the first half of 2009, the Company generated gross profit of $120.3 million, with a 33.6% gross margin contribution, compared to $157.5 million and a 35.3% gross margin contribution in the comparable prior year period. Segment profit and segment profit margin were $31.8 million and 8.9%, respectively, in the first half of 2009 compared to $42.8 million and 9.6% in the first half of 2008. Loss from continuing operations was ($5.6) million, or ($0.20) per diluted share for the six months ended June 30, 2009, compared to income of $2.9 million, or $0.10 per diluted share, in the first half of 2008.
Pro forma income from continuing operations totaled $2.4 million in the second quarter of 2009 and $4.5 million for the 2009 year-to-date period, compared to $12.3 million and $15.3 million, respectively, in the comparable prior year periods. This resulted in diluted earnings per share of $0.09 in the second quarter of 2009 and $0.16 for the 2009 year-to-date period, compared to $0.41 and $0.53, respectively, in the comparable 2008 periods. (See page 9, Pro Forma Supplemental Income Information, for a reconciliation between the non-GAAP financial measures and the Company’s Condensed Consolidated Statements of Operations.)
“We are pleased that we achieved $32 million in segment profit during the first half of the year despite challenging economic conditions,” said David J. Shea, Chairman and Chief Executive Officer.  “We have been proactive in implementing a number of cost saving measures, have substantially completed the integration of our recent acquisitions and have introduced new technology solutions for our clients – all of which will continue to benefit us on an ongoing basis. We are encouraged by increased momentum in the capital markets, and remain cautiously optimistic that activity will be stronger in the latter part of this year, particularly in the U.S. and Asia.”
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Additional comments on the operating results in the second quarter and first half of 2009 are provided below.
Revenue:
Capital markets services revenue was $32.7 million in the second quarter of 2009, which is $33.3 million, or 51%, lower than the comparable 2008 period. For the first half of 2009, capital markets services revenue was $58.2 million, which is $58.1 million, or 50%, lower than the first half of 2008. This decrease is directly related to the declines in overall IPO and M&A activity, which were particularly pronounced in the international markets. Included in capital market services revenue is Bowne Virtual Dataroom™ (VDR) revenue, which was $3.1 million and $6 million for the second quarter and year-to-date periods in 2009, compared to $3.6 million and $6.6 million in 2008.
Shareholder reporting services revenue, which includes compliance reporting, investment management services and translations services revenue, was $118.4 million and $212.6 million for the second quarter of 2009 and year-to-date periods, a decline of 3% and 7%, respectively, compared to the comparable 2008 periods. For the second quarter of 2009 and year-to-date periods, compliance reporting revenue decreased approximately 4% and 9%.  Investment management services revenue increased slightly during the second quarter and decreased 2% during the first half of 2009. The decrease in revenue from shareholder reporting services is primarily the result of a decrease in the number of public filers due to bankruptcies and consolidations, partially offset by the addition of new clients and increased services to certain existing clients in 2009.
Marketing and business communications services revenue decreased $6.3 million, or 16%, to $32.8 million during the second quarter of 2009, and decreased $8 million, or 10%, to $74.5 million during the first half of 2009.  The decline is primarily due to the loss of certain accounts from acquired businesses. The loss of these accounts did not have a significant impact on the Company’s operating results since these clients generally had low margins or were break even. Also contributing to the decrease in revenue were lower activity levels and volumes from existing clients as companies reduced their marketing spending in the current economic downturn, as well as declines in client enrollment activities for health care and financial products, such as 401(k) enrollments.
Segment Profit:  The Company generated segment profit of $18.8 million in the second quarter and $31.8 million year-to-date, compared to $30.1 million and $42.8 million in the comparable prior year periods, a decline of 38% and 26%, respectively. The Company’s segment profit margin as reported in the quarter and year-to-date periods was 10% and 8.9%, respectively. Segment profit margin improved from 7.7% in the first quarter of 2009 to 10% in the second quarter of 2009, which continues a trend of improving segment profit margin for the past three quarters.
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Cost Reduction Initiatives:  Bowne continues to be proactive in reducing its fixed costs and consolidating operations, which have positioned the Company to respond to changing economic conditions and to compete more effectively.
As previously announced, during the second quarter of 2009, the Company implemented further reductions in its workforce and facilities resulting in approximately $20 million in additional annualized cost savings as part of its continued focus on improving its cost structure and realizing efficiencies. The Company estimates that the cost savings to be achieved in 2009 as a result of the cost savings measures implemented during 2008 and the first half of 2009 are approximately $50 to $60 million.
As a result of the Company’s workforce reductions that occurred during the second quarter of 2009, the Company re-measured the funded status of its pension plan and recalculated the benefit obligations as of May 31, 2009. The re-measurement resulted in a $22.5 million reduction to the projected benefit liability, a $9.3 million reduction in deferred income tax assets, and a $13.2 million increase in stockholders’ equity. In addition, the Company recognized a curtailment gain of approximately $1.6 million as a result of the workforce reductions during the six months ended June 30, 2009.
Balance Sheet and Cash Flow:  During the quarter ended June 30, 2009, cash and marketable securities increased $2 million from December 31, 2008.  Net cash used in operating activities was $11.1 million for the six months ended June 30, 2009, compared to $36.5 million for the six months ended June 30, 2008.
Average days sales outstanding was 71 days as of June 30, 2009 compared to 68 days as of June 30, 2008.  Work-in-process inventory was $15.6 million at June 30, 2009 compared to $16.8 million at June 30, 2008.
As of June 30, 2009 the Company had $79.4 million outstanding under its $123 million revolving credit facility, $24.2 million of term loans outstanding, and $8.3 million outstanding under the Company’s Convertible Subordinated Debentures. The Company was in compliance with its debt covenants as of June 30, 2009.
In July 2009, the Company filed a universal shelf registration statement on Form S-3 with the SEC, which was declared effective on July 31, 2009. The shelf registration statement permits Bowne to offer and sell from time to time, up to $150 million of equity, debt or other types of securities described in the registration statement, or any combination thereof, in one or more future public offerings. The shelf registration statement provides the Company with flexibility to quickly access the capital markets with equity, debt or other types of securities through one or more methods of distribution if its strategy warrants such access.
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Business Outlook:
Due to the continued economic downturn, which has resulted in significant declines in IPO and M&A activity, as well as softness in non-transactional areas, including marketing communications and shareholder reporting services, the Company is revising its business outlook as indicated below. The revised outlook is based on Company results during the first six months of 2009, as well as estimates for the remainder of the year.
The Company notes that forward-looking statements of future performance made in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the Company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets.

	Original	Updated
(in millions)	2009 Outlook	2009 Outlook
Revenue:
Transactional	$120 to $175	$110 to $140
Total	$700 to $770	$ 640 to $700
Segment Profit (1)	$40 to $60	$35 to $55

(1)	Excludes restructuring, integration and asset impairment charges.
Bowne & Co., Inc. will hold its earnings conference call to review its 2009 second quarter results on Wednesday, August 5, 2009, at 8:00 a.m. Eastern Time. To join the Webcast, log on to http://www.bowne.com. To access the call via telephone, please dial (877) 407-0778 (domestic) or (201) 689-8565 (international), conference ID #329269.
About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical capital markets communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Investment managers and third party fund administrators count on Bowne’s integrated solutions to streamline their document processes and produce high quality communications for their shareholders. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 2,800 employees in 50 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.
[Tables follow]

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations
(unaudited)

	For the Periods Ended June 30,
	Quarter		Year-to-Date
(in thousands, except per share information)	2009	2008	2009	2008
Revenue	$188,976	$237,008	$358,081	$445,775
Expenses:
Cost of revenue	(127,756)	(150,098)	(237,826)	(288,261)
Selling and administrative	(42,392)	(56,800)	(88,477)	(114,762)
Depreciation	(7,056)	(7,506)	(14,457)	(14,136)
Amortization	(1,367)	(991)	(2,734)	(1,579)
Restructuring, integration and asset impairment charges[1]	(10,379)	(17,479)	(16,964)	(20,034)

	(188,950)	(232,874)	(360,458)	(438,772)

Operating income (loss)	26	4,134	(2,377)	7,003
Interest expense	(2,485)	(2,621)	(3,352)	(4,904)
Other (expense) income, net	(899)	1,424	(156)	2,190

(Loss) income from continuing operations before income taxes	(3,358)	2,937	(5,885)	4,289
Income tax (expense) benefit	(375)	(1,361)	284	(1,425)

(Loss) income from continuing operations	(3,733)	1,576	(5,601)	2,864
Net loss from discontinued operations	(79)	(285)	(171)	(863)

Net (loss) income	$(3,812)	$1,291	$(5,772)	$2,001

(Loss) earnings per share from continuing operations:
Basic	$(0.13)	$0.06	$(0.20)	$0.10
Diluted	$(0.13)	$0.05	$(0.20)	$0.10
(Loss) per share from discontinued operations:
Basic	$(0.00)	$(0.01)	$(0.01)	$(0.03)
Diluted	$(0.00)	$(0.01)	$(0.01)	$(0.03)
Total (loss) earnings per share:
Basic	$(0.13)	$0.05	$(0.21)	$0.07
Diluted	$(0.13)	$0.04	$(0.21)	$0.07
Weighted-average shares outstanding:
Basic	28,512	28,554	28,302	28,306
Diluted	28,512	28,839	28,302	28,760
Dividends per share[2]	$0.055	$0.055	$0.11	$0.11

[1]	2009 includes charges of approximately $7.0 million for the quarter and $12.1 million year-to-date in costs related to workforce reductions and facility consolidations, and approximately $1.0 million for the quarter and $2.0 million year-to-date related to the integration of acquired businesses. 2008 includes charges of approximately $3.8 million for the quarter and $4.9 million year-to-date related primarily to the integration of the acquisitions of Alliance (November 2007), GCom (February 2008) and RSG (April 2008). Also included in the 2008 second quarter and year-to-date periods are charges of approximately $13.7 million and $15.2 million, respectively, related to workforce reductions and facility closures.

[2]	Dividends for the quarter ended and year-to-date June 30, 2009 were paid in shares of Bowne Common Stock. Dividends for the quarter ended and year-to-date June 30, 2008 were paid in cash.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	June 30,	Dec. 31,
	2009	2008
(in thousands)	(unaudited)
Assets
Cash and cash equivalents	$13,480	$11,524
Marketable securities	210	193
Accounts receivable, net	146,775	116,773
Inventories	24,026	27,973
Prepaid expenses and other current assets	39,811	45,990

Total current assets	224,302	202,453

Property, plant and equipment, net	120,375	130,149
Goodwill and other intangibles, net	89,983	92,195
Other assets	55,044	55,952

Total assets	$489,704	$480,749

Liabilities and Stockholders’ Equity
Current portion of long-term debt and capital lease obligations	$12,125	$842
Accounts payable and accrued liabilities	104,052	109,042

Total current liabilities	116,177	109,884

Long-term debt	100,992	88,352
Deferred employee compensation[1]	53,040	75,868
Deferred rent and other	20,431	20,062
Stockholders’ equity	199,064	186,583

Total liabilities and stockholders’ equity	$489,704	$480,749

[1]	As a result of the Company’s workforce reductions that occurred during the second quarter of 2009, the Company remeasured the funded status of its pension plan and recalculated the benefit obligations as of May 31, 2009. The remeasurement resulted in a $22.5 million reduction to the pension liability included in deferred employee compensation, a $9.3 million reduction in deferred income tax assets included in other assets, and a $13.2 million increase in stockholders’ equity.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended June 30,
(in thousands)	2009	2008
Cash flows from operating activities:
Net (loss) income	$(5,772)	$2,001
Net loss from discontinued operations	171	863
Depreciation and amortization	17,191	15,715
Asset impairment charges	2,128	—
Changes in assets and liabilities, net of acquisitions, discontinued operations and certain non-cash transactions	(24,326)	(53,812)
Net cash used in operating activities of discontinued operations	(484)	(1,287)

Net cash used in operating activities	(11,092)	(36,520)

Cash flows from investing activities:
Purchases of property, plant and equipment	(5,711)	(10,032)
Purchase of marketable securities	—	(5,000)
Proceeds from the sale of marketable securities and other	187	39,838
Acquisitions of businesses	(195)	(61,187)

Net cash used in investing activities	(5,719)	(36,381)

Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility, net of debt issuance costs	38,442	48,000
Payment of debt	(19,833)	—
Payment of capital lease obligations	(417)	(542)
Proceeds from stock options exercised	—	732
Payment of cash dividends	—	(2,926)
Other	—	221

Net cash provided by financing activities	18,192	45,485

Effects of exchange rates on cash flows and cash equivalents	575	73

Net increase (decrease) in cash and cash equivalents	$1,956	$(27,343)
Cash and cash equivalents—beginning of period	11,524	64,941

Cash and cash equivalents—end of period	$13,480	$37,598

BOWNE & CO., INC.
(NYSE: BNE)
Supplemental Revenue and Profit Information
(unaudited)
The supplemental information presented below presents revenue by class of service, gross profit and segment profit information, and is reconciled to (loss) income from continuing operations. Management uses gross profit and segment profit to evaluate Company performance. Segment profit is defined as gross profit (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, restructuring, integration and asset impairment charges, and other expenses and other income. Gross profit and segment profit are measured because management believes that such information is useful in evaluating the Company’s results relative to other entities that operate within our industry. Our segment profit is also used as the primary financial measure for purposes of evaluating financial performance under the Company’s annual incentive plan. Gross profit and segment profit are alternatives to, and not replacement measures of, operating performance as determined in accordance with generally accepted accounting principles.

	For The Periods Ended June 30,
	Quarter		Year-to-Date
(in thousands)	2009	2008	2009	2008
Capital markets services revenue:
Transactional	$29,510	$62,415	$52,191	$109,685
Virtual data room	3,149	3,579	6,039	6,623

Total capital markets services revenue	32,659	65,994	58,230	116,308
Shareholder reporting services revenue:
Compliance reporting	63,785	66,529	109,133	119,977
Investment management	51,176	50,974	96,674	99,040
Translation services	3,438	5,005	6,825	9,038

Total shareholder reporting services revenue	118,399	122,508	212,632	228,055
Marketing & communications services revenue	32,761	39,039	74,530	82,519
Commercial printing and other revenue	5,157	9,467	12,689	18,893

Total revenue	188,976	237,008	358,081	445,775
Cost of revenue	(127,756)	(150,098)	(237,826)	(288,261)

Gross profit	61,220	86,910	120,255	157,514
Selling and administrative expenses	(42,392)	(56,800)	(88,477)	(114,762)

Segment profit	18,828	30,110	31,778	42,752
Depreciation	(7,056)	(7,506)	(14,457)	(14,136)
Amortization	(1,367)	(991)	(2,734)	(1,579)
Restructuring, integration and asset impairment charges	(10,379)	(17,479)	(16,964)	(20,034)

Operating income (loss)	26	4,134	(2,377)	7,003
Interest expense	(2,485)	(2,621)	(3,352)	(4,904)
Other (expense) income, net	(899)	1,424	(156)	2,190

(Loss) income from continuing operations before income taxes	(3,358)	2,937	(5,885)	4,289
Income tax (expense) benefit	(375)	(1,361)	284	(1,425)

(Loss) income from continuing operations	$(3,733)	$1,576	$(5,601)	$2,864

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Condensed Consolidated Statements of Operations
(unaudited)
Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges. The Company believes that the presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

	For the Periods Ended June 30,
	Quarter		Year-to-Date
(in thousands, except per share information)	2009	2008	2009	2008
Net (loss) income from continuing operations	$(3,733)	$1,576	$(5,601)	$2,864
Add back: (net of pro forma tax effect)
Restructuring, integration and asset impairment charges[1]	6,163	10,743	10,122	12,483

Income from continuing operations, pro forma	$2,430	$12,319	$4,521	$15,347

Earnings per share from continuing operations:
Basic	$(0.13)	$0.06	$(0.20)	$0.10
Diluted	$(0.13)	$0.05	$(0.20)	$0.10
Earnings per share from continuing operations—pro forma:
Basic	$0.09	$0.43	$0.16	$0.54
Diluted	$0.09	$0.41	$0.16	$0.53
Weighted-average shares outstanding:
Basic	28,512	28,554	28,302	28,306
Diluted[2]	28,547	32,897	28,303	32,818

[1]	In 2009, restructuring, integration and asset impairment charges of $10.4 million for the quarter and $17.0 million year-to-date are net of tax benefits of $4.2 million and $6.9 million, respectively. In 2008, restructuring, integration and asset impairment charges of $17.5 million for the quarter and $20.0 million year-to-date are net of tax benefits of $6.8 million and $7.5 million, respectively.

[2]	The weighted-average diluted shares outstanding used to calculate the pro forma EPS for the quarter and year-to-date periods ended June 30, 2008 includes the potential dilution from the Convertible Subordinated Debt of 4,058,445 shares. Net income used in the calculation of diluted earnings per share has been adjusted to reflect the addition of interest expense, net of tax, related to the convertible debt. The diluted share count for the quarter and year-to-date periods ended June 30, 2009 does not include the potential dilution from the Convertible Subordinated Debt shares since the effect would be anti-dilutive. In addition, the weighted-average basic and diluted shares for the three and six months ended June 30, 2009 and 2008 include 786,228 of shares issued as a result of the stock dividends paid to shareholders in February and May 2009, and also include approximately 220,000 shares to be issued as a stock dividend to shareholders in August 2009, in accordance with SFAS No. 128, “Earnings Per Share”.
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